Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Manolo Zúñiga, CEO or
Brad Holmes
Investor Relations Advisor
BPZ Energy, Inc.
281-556-6200

BPZ Energy gets American Stock Exchange Listing

HOUSTON — January 10, 2007 — BPZ Energy, Inc.  (OTC: BPZI) announced that it has received approval for listing of its common shares on the American Stock Exchange (“AMEX”).

BPZ Energy shares are expected to begin trading on the AMEX on January 12, 2007 under the symbol “BZP”.

Investors are cautioned that this approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards.

Management Comments

Mr. Manolo Zúñiga, President and CEO of BPZ Energy said: “This is a significant milestone in the continuing growth of BPZ Energy.  One of our primary goals since the inception of the Company has been to have a listing on the American Stock Exchange, which many consider to be the premiere exchange for energy companies like BPZ.  We believe this listing will provide improved liquidity and price transparency for our shareholders and an overall higher profile for our Company.”

About BPZ Energy

Houston based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and southwest Ecuador.  It is executing its first project in the region, an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will,” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements.  Such uncertainties include the success of our project financing effort, including final documentation and execution of financing documents with IFC, as well as the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

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